                                                                     EXHIBIT 4.2


                    AMENDMENT TO CERTIFICATE OF DETERMINATION
                   FOR ODWALLA, INC., A CALIFORNIA CORPORATION


       D. Stephen C. Williamson and Katherin Barr Hogen certify that:

       1. They are the Chief Executive Officer and the Secretary, respectively, of Odwalla, Inc., a California corporation (the "Corporation").

       2. Sections 6(a) and 6(b) of the Corporation's Certificate of Determination filed on January 26, 1999, are amended to read as follows:

       (a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after a date that is 180 days from the date hereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into
       1.2407 fully paid and nonassessable shares of Common Stock.

       (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price at the time in effect upon the earlier of (i) any Acquisition Transaction either (1) for a consideration paid in cash in amount per share equal to or greater than 150% of the Conversion Price or (2) for a consideration paid in stock of a Company that is listed on the Nasdaq National Market or any other major United States securities exchange in an amount per share equal to or greater than 150% of the Conversion Price (subject to the adjustments set forth in Section 6(d) hereof) (a "Qualifying Sale"), (ii) on the day after which the Corporation's Common Stock has a value equal to or in excess of 150% of the Conversion Price (the "Base Price"), or (iii) the third anniversary date of the date hereof. "Value" with respect to each share of Common Stock shall mean the volume weighted average of the Daily Prices per share for a period of twenty (20) consecutive trading days. "Daily Price" shall mean the last reported sales price on such day as reported by the Nasdaq National Market System or other national securities exchange on which the Corporation's Common Stock is traded. The initial Conversion Price per share of shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price of the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 6(d).



                                       5.

       3. The foregoing amendment has been duly approved by the Corporation's Board of Directors.

       4. The foregoing amendment has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation as of the record date of March 10, 2000 was 5,125,761 shares of Common Stock and 1,074,666 of Series A Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of the Common Stock and Series A Preferred Stock voting as a single class and more than 50% of the outstanding shares of Series A Preferred Stock voting as a separate class entitled to vote at the Corporation's annual meeting.

       5. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

       Executed on April 25, 2000 at Half Moon Bay, California.



                                        /s/  D. Stephen C. Williamson
                                        ----------------------------------------
                                        D. Stephen C. Williamson
                                        Chief Executive Officer


                                        /s/  Katherin Barr Hogen
                                        ----------------------------------------
                                        Katherin Barr Hogen
                                        Secretary



                                       6.